Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

    The following description sets forth certain material terms and provisions of the securities of PHINIA Inc. (the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended, and relevant provisions of the Delaware General Corporation Law (the “DGCL”). This description does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of the DGCL, our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and our Amended and Restated By-Laws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws, and the applicable provisions of the DGCL for additional information.
Authorized Capital Stock
    We are authorized to issue a total of 201,000,000 shares of capital stock, consisting of 200,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and 1,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).
Common Stock
Dividend Rights
    Holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Company’s Board of Directors (the “Board”) in its discretion out of funds legally available therefor. The timing, declaration, amount, and payment of future dividends depend on the Company’s financial condition, earnings, capital requirements, preferences of any Preferred Stock, and debt service obligations, as well as legal requirements, regulatory constraints, industry practice, and other factors that the Board deems relevant. The Board makes all decisions regarding the payment of dividends from time to time in accordance with applicable law.
Voting Rights
    Except as otherwise provided in the Certificate of Incorporation or by applicable law, each holder of our Common Stock is entitled to one vote per share and is entitled to vote on all matters presented to a vote of stockholders, including the election of directors. Holders of our Common Stock have no cumulative voting rights.
    Subject to any voting rights of the holders of any series of Preferred Stock or any other series or class of stock to elect directors under specified circumstances, a nominee for director will be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election; provided, however, that directors will be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in the Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the 10th day before the date the Company first mails its notice of meeting for such meeting to the stockholders.
The Bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of the then outstanding voting stock of the Company at any meeting of stockholders if such action is contained in the notice for such meeting, or by the affirmative vote of a majority of the Whole Board (as defined below) at any meeting of the Board as described in the Bylaws.
    Except as otherwise provided by law, the Certificate of Incorporation, or the Bylaws, all matters other than the election of directors submitted to the stockholders at any meeting will be decided by a majority of the votes cast affirmatively or negatively with respect thereto.
Liquidation Rights
    In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company, after payment has been made to the holders of our Preferred Stock of the full amount to which they are entitled, the holders of our Common Stock will be entitled, to the exclusion of the holders of our Preferred Stock, to share, ratably according to the number of shares of our Common Stock held by them, in all remaining assets of the Company available for distribution to its stockholders.

Other Rights
    Holders of our Common Stock have no preemptive rights to purchase or subscribe for any stock or other securities. In addition, there are no conversion, redemption, or sinking fund provisions that apply to our Common Stock. Our Common Stock is not liable to further call or assessment by the Company or subject to any restriction on alienability, except as required by law.
Preferred Stock
    The rights of holders of our Common Stock may be materially limited or qualified by the rights of holders of our Preferred Stock that may be issued in the future.
    Under the terms of the Certificate of Incorporation, the Board has the authority by resolution to issue up to 1,000,000 shares of Preferred Stock from time to time on such terms as it may determine. The Board has the authority to divide the Preferred Stock into one or more series and, in connection with the creation of any such series, to determine and fix the distinguishing designations, dividend rights, redemption terms and prices, retirement or sinking fund provisions, conversion rights, liquidation rights, relative preferences, voting rights, and other rights of each such series of Preferred Stock.
Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation and Bylaws
    Certain provisions of the DGCL and our Certificate of Incorporation and Bylaws summarized below may delay, defer, discourage, or prevent a change in control of the Company, the removal of our management or directors, or an offer by a potential acquirer to our stockholders. These provisions include:
•Certain Effects of Authorized but Unissued Stock. The Company may issue additional shares of Common Stock or Preferred Stock without stockholder approval, subject to applicable rules of the New York Stock Exchange and the DGCL, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and for employee benefit plans and equity grants, all of which may result in additional dilution to existing holders. The existence of unissued and unreserved Common Stock and Preferred Stock may enable the Company to issue shares that could discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.
•Undesignated Preferred Stock. Our Certificate of Incorporation authorizes the Board to issue shares of Preferred Stock and set the voting powers, designations, preferences, and other rights related to that Preferred Stock without stockholder approval.
•Vacancies. Our Certificate of Incorporation and Bylaws provide that subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board is present. Any director elected to fill a vacancy will hold office until the next annual meeting of stockholders and will continue to hold office until such director’s successor has been elected and qualified.
•Removal. Our Certificates of Incorporation and Bylaws provide that subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock to elect directors under specified circumstances, any director may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of a majority of the voting power of the then outstanding voting stock, voting together as a single class.
•Special Meeting of Stockholders. Subject to the rights of the holders of any series of Preferred Stock, our Bylaws provide that special meetings of the stockholders may only be called by the Board by resolution of the Board adopted by the affirmative vote of not less than a majority of the total number of directors that the Company would have if there were no vacancies (the “Whole Board”) or by any person or committee expressly so authorized by the Board by resolution of the Board adopted by the affirmative vote of not less than a majority of the Whole Board.
•No Stockholder Action By Written Consent. Our Certificate of Incorporation provides that no action that is required or permitted to be taken by the stockholders of the Company at any annual or special meeting of the stockholders may be effected by consent of stockholders in lieu of a meeting.

•Stockholder Advance Notice Procedures. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination by stockholders of candidates for election as directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed.
Anti-Takeover Effects of Certain Provisions of Delaware Law
    We are subject to the provisions of Section 203 of the DGCL, which generally may have an anti-takeover effect for transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for our Common Stock. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the stockholder becomes an interested stockholder unless:
•the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors prior to the time the interested stockholder obtained such status;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by directors who are also officers or by specified employee stock plans; or
•at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
For purposes of Section 203, a “business combination” is broadly defined to include mergers, consolidations, sales, and other dispositions of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation, and other specified transactions resulting in financial benefits to the interested stockholder. In general, an “interested stockholder” is a person who owns (or is an affiliate or associate of the corporation and, within the prior three years, did own) 15% or more of the corporation’s voting stock.

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